Exhibit 10.21

July 11, 2003

Mr. Israel Bravo

San Juan, PR 00926

Dear Mr. Bravo:

We are pleased to detail herein below the provisions of your employment agreement with Doral Financial Corporation, (hereinafter referred to as “DFC”).

1.	Terms of Employment

The term of this Agreement shall be for a period of Three (3) Years commencing on April 1, 2003 and ending March 30, 2006 unless sooner terminated as herein provided. This Agreement supersedes and cancels all prior employment personal service or similar agreements, written or oral, between. you and DFC and their respective subsidiaries, divisions and affiliates, if any.

2.	Position and Responsibilities

You will serve as Executive Vice President in charge of Information Technology of DFC. By your acceptance such employment, to devote your full time and attention to DFC, and to use your best efforts, ability, and fidelity in the performance of the duties attaching to such employment. As part of the position’s requirements, it will be essential that you be present at DFC’s premises at least during normal working hours and as much time as necessary to fulfill your duties with DFC.

During the term of your employment hereunder, you shall not perform, any services for any other company, which services conflict in any way with your obligations under this Agreement, whether or not such company competes with the businesses of Doral Financial Corporation, its Affiliates and Subsidiaries, provided, however, that nothing in this Agreement shall preclude you from devoting reasonable periods required for:

(i)	serving as a director or member of a committee of any organization involving no conflict or potential conflict of interest with the interests of DFC;

(ii)	delivering lectures, fulfilling speaking engagements, teaching at educational institutions;
(iii)	engaging in charitable and community activities; and
(iv)	managing your personal and family investments,

Provided that none of the above numbered activities interfere with the performance of your duties and responsibilities under this Agreement

You shall, at all times during the term hereof be subject to the supervision and direction of the President of DFC and the Executive Vice President of DF respect to your duties, responsibilities, and the exercise of your powers.

3.	Compensation
(a)	During the term of this Agreement you shall receive a minimum annual base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) annually payable in accordance with corporate policy.
(b)	During the term of this Agreement you will receive a Christmas Bonus as per local law.
(c)	During the term of this Agreement you will receive discretionary annual Performance Bonus based on your annual accomplishment and determined by management.
(d)	During the term of this Agreement you will receive a Car Allowance in accordance with corporate policy.
(e)

You shall be entitled to participate in the other benefit plans of DFCI upon the same terms and conditions as such benefits are made available employees of DFC, as par addendum to this contacts Nothing herein shall obligate DFC to continue any existing benefit plan or to establish any replacement benefit plan if such benefits plan is discontinued.

(f)

You shall be entitled to reimbursement for reasonable travel and entertainment expenses incurred in connection with the rendering of your services hereunder. Nothing contained herein shall authorize you to make any political contributions, including but not limited to payments for dinners and advertising in any political party program or any other payment to any person whether or not it might be deemed a bribe, kickback or otherwise an improper payment under law, corporate policy or practice and no portion of the compensation payable hereunder is to be used for any such purpose.

(g)

Payments under this Agreement shall be subject to reduction by the amount of any applicable federal, Commonwealth state or municipal income, withholding, social security, state disability insurance, or similar or other taxes or other items which may be required or authorized: to be deducted by law.

(h)	No additional compensation shall be due to you for services performed or offices held in any subsidiary, division, affiliate, or venture of DFC.
4.	Restrictions on Competition

During the term of this Agreement and for a period of twelve months after you cease to be an employee of DFC, you will not, without the prior written consent of DFC, (a) accept employment or render service to any person, firm or corporation, directly or indirectly, in competition with DFC, or any affiliate thereof; for any purpose which would compete in the mortgage banking business within “the Restricted Area;” “the Restricted Area” is defined as the Commonwealth of Puerto Rico or any other geographic area in which DFC or any affiliate of DFC conducted operations within twelve months prior to you ceasing to be an employee of DFC (collectively, the “Restricted Businesses”); or (b) directly or indirectly, enter into or in any manner take part in or lend your name, counsel, or assistance to any venture, enterprise, business or endeavor, whether as proprietor, principal, investor, partner, director, officer, employee, consultant, adviser, agent, independent contractor or in any other capacity whatsoever for any purpose which would compete with the Restricted Businesses in the Restricted. Area. An investment not exceeding 5% of the outstanding stock in any corporation regularly traded on any national securities exchange or in the over-the-counter market shall not be deemed to violate this provision, provided that you shall not be render any services to any such corporation.

5.	Termination of Employment
(a)

Your employment hereunder may be terminated for dishonesty, death, incapacity, or inability to perform the essential duties of your employment without reasonable accommodation, on a daily basis, or otherwise refusing to perform the duties and. responsibilities of your employment hereunder, or breach of fidelity to DFC.

(b)

At any time following a “Change in Control” of DFC, this Agreement may be terminated by DFC or you on 30 days’ written notice to you or DFC, as the case may be, such termination to be effective as to the end of the calendar year during which such notice is given. As used herein, a “Change in Control” shall be deemed to have occurred at such time as any person other than DFC or an entity controlled by or under common control with DFC ceases to be the owner of at least 51% of the outstanding voting securities of DFC.

(c)

If at any time you shall voluntarily terminate your employment, then this Agreement, except for Section 4 hereof, shall terminate and all further obligations of DFC hereunder shall cease, provided that in any termination pursuant to subsection (b) of this Section 5 you shall be entitled to receive all compensation due to you pursuant to Section 3(a) hereof (but not 3(b)-(c), (d) and. (e)) for the calendar year in which. such date of termination occurs.

6.	Waivers and Modifications

No waiver by either party of any breach by the other of any Provision hereof shall be deemed to have occurred as to any provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharge or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

7.	Severability

Wherever possible, each pro-vision of this Agreement shall be interpreted in such manner as to be effective under applicable law, in the event that any provision, or any portion of any provision, of this Agreement shall be held to be void and unenforceable, the remaining provisions of this Agreement, and the remaining portion of any provision found void or unenforceable in part only, shall continue in full force and effect.

8.	Arbitration

Any dispute arising under this Agreement shall be submitted to arbitration in San. Juan, Puerto Rico under the rules of the American Arbitration Association.

9.	Notes

Any notice or communication required or permitted to be given hereunder shall be deemed duly given if delivered, personally or sent by registered or certified mail, return receipt requested, to the address of the intended recipient as herein set forth or to such other address as a party may therefore have specified in writing to the other by delivering or mailing in a similar manner. Any notice or communication intended for DFC shall be addressed to the attention of its Board of Directors.

10.	Governing Law

This Agreement shall be construed in accordance with the laws of the Commonwealth of Puerto Rico.

11.	Miscellaneous

This Agreement shall be binding upon the successors and assigns of DFC. This Agreement is personal to you, and you therefore may not assign your duties under this Agreement. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or to affect the meaning hereof.

If the foregoing terms and conditions correctly embody your mutual understanding with DFC, kindly endorse your acceptance and agreement therewith in the space below provided, whereupon this shall become a binding agreement.

Very truly yours,

DORAL FINANICAL CORPORATION

By:	/s/ Edison Vélez	Date: 7/11/03

Name:	Edison Vélez
Title:	Executive Vice President

Accepted and. Agreed to as of the

Date first above set forth:

/s/ Israel Bravo Toledo	Date: 7/11/03

Israel Bravo Toledo